Exhibit 21

SPANSION INC.

LIST OF SUBSIDIARIES

as of December 27, 2009

Name of Subsidiary	State or Jurisdiction in Which Incorporated or Organized
Domestic Subsidiaries

Spansion Technology LLC (1)	Delaware

Spansion LLC (2)	Delaware

Spansion International, Inc. (3)	Delaware

Cerium Laboratories LLC (3)	Delaware

Foreign Subsidiaries

Spansion (EMEA) SAS (3)	France

Spansion Japan Limited (3)	Japan

Spansion Nihon Limited (3) (4)	Japan

Spansion (Penang) Sdn. Bhd. (3)	Malaysia

Spansion (Kuala Lumpur) Sdn. Bhd. (3)	Malaysia

Spansion Asia Holdings (Singapore) Pte. Ltd. (3)	Singapore

Spansion Semiconductor Trading (Shanghai) Co. Ltd. (5)	China

Spansion (Thailand) Limited (3)	Thailand

Saifun Semiconductors Ltd. (3)	Israel

Saifun (BVI) Ltd. (6)	Israel

Tulip Semiconductor Holdings (2005) Ltd. (6)	Israel

Tulip Semiconductor L.P. (6)	Israel

Tulip Semiconductor Ltd. (6)	Israel

(1)	Subsidiary of Spansion Inc.

(2)	Subsidiary of Spansion Inc. (60 percent) and Spansion Technology LLC (40 percent).

(3)	Subsidiary of Spansion LLC.

(4)	Formed January 4, 2010.

(5)	Subsidiary of Spansion Asia Holdings (Singapore) Pte. Ltd.

(6)	Subsidiary of Saifun Semiconductors Ltd.